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                                                                    Exhibit 99.1

                                STATE OF MICHIGAN

                 IN THE CIRCUIT COURT FOR THE COUNTY OF LENAWEE

HERRICK FOUNDATION,

          Plaintiff,

                                                             Case No. 08-3015-CZ

v.

TECUMSEH PRODUCTS COMPANY,                               Hon. Timothy P. Pickard

          Defendant.

HONIGMAN MILLER SCHWARTZ AND COHN LLP    LUCAS LAW, PC


By: Robert M. Jackson (P40723)           By: Frederick Lucas (P29074)
    Jill L. Marr (P67725)                Counsel for Plaintiff
Counsel for Plaintiff                    7577 US Highway 12
2290 First National Building             Onsted, Michigan  49265
660 Woodward Avenue                      (517) 467-4000
Detroit, Michigan 48226
(313) 465-7430

                       VERIFIED COMPLAINT FOR DECLARATORY,
                           INJUNCTIVE AND OTHER RELIEF

     A civil action between these and other parties pertaining to corporate governance issues regarding Tecumseh Products Company was previously filed in this Court, where it was given Case No. 07-2525-CZ and was assigned to Judge Timothy P. Pickard. That action is no longer pending.

     Plaintiff Herrick Foundation, by its counsel, states the following as its complaint for declaratory, injunctive and other relief against Tecumseh Products Company ("Tecumseh"):

                                  INTRODUCTION

     1. Plaintiff seeks to invalidate an unreasonable bylaw amendment designed to block the right of shareholders to vote at a special meeting of shareholders.


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     2. To entrench themselves at Tecumseh and put themselves beyond the reach of the shareholders, on April 4, 2008 a majority of Tecumseh's seven member Board of Directors raised the percentage of voting shares needed to call a special meeting of shareholders from 50% to an indefensively high 75%. The sole and improper purpose of that amendment was to prevent Plaintiff and possibly other shareholders from requiring a special meeting that could consider the removal of directors.

     3. In order to preserve Plaintiff's rights as a shareholder, Plaintiff seeks declaratory and injunctive relief to: (a) invalidate the amendment to the bylaws, and (b) require Tecumseh to immediately notice and hold a special meeting of the shareholders of Tecumseh at which Plaintiff will seek to remove and replace two of Tecumseh's directors (Peter M. Banks and David M. Risley).

     4. This Court may recall that, in the prior action that Plaintiff brought against Tecumseh (Case No. 07-2525-CZ), Plaintiff challenged, among other things, a retaliatory resolution adopted by the majority of Tecumseh's Board to pack the Board and thwart Plaintiff's rights as a shareholder. That attempt to pack the Board was abandoned as part of the settlement of that and another federal case in 2007. The current amendment to the bylaws is a similar improper action and requires immediate action and that a special meeting of the shareholders be called.

     5. Pursuant to the parties' settlement, Plaintiff agreed to the present composition of the Board only through the 2008 annual shareholders meeting, which was held on April 30, 2008. The Board's actions are clearly an unreasonable effort to preclude Plaintiff from voting on any changes to the composition of the Board.

                       THE PARTIES, JURISDICTION AND VENUE

     6. Plaintiff Herrick Foundation is a Michigan nonprofit corporation that beneficially owns 1,269,426 voting shares, which is approximately 25% of the outstanding Class B common


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stock (the only voting class) of Tecumseh. Tecumseh is a publicly-traded company listed on The NASDAQ Stock Market. Plaintiff is a Private Foundation under the Internal Revenue Code, organized for charitable purposes. The Board of Trustees of Plaintiff currently consists of Todd W. Herrick, Kent B. Herrick, and Michael Indenbaum.

     7. Tecumseh is a Michigan corporation with its principal place of business at 100 East Patterson Street, Tecumseh, Lenawee County, Michigan. Members of the Herrick family have managed Tecumseh from its inception in 1934 until 2007. The total number of issued and outstanding Class B common shares of Tecumseh is 5,077,746. Tecumseh is a full line, independent global manufacturer of hermetic compressors for air conditioning and refrigeration products, and Tecumseh's products are sold in over 110 countries around the world. Tecumseh's headquarters have been located in Lenawee County for many years, but a majority of the current directors have closed the manufacturing operations in Tecumseh, Michigan and have authorized relocation of Tecumseh's headquarters to Washtenaw County later this year.

     8. Venue is proper in this Court because Tecumseh has its principal place of business and its registered office in Lenawee County. In addition, Plaintiff's causes of action arose, and its injuries are occurring, in Lenawee County, Michigan.

     9. The amount in controversy in this action exceeds $25,000, exclusive of costs, interest and attorney fees, and Plaintiff requests declaratory, injunctive and equitable relief.

     10. This Court has jurisdiction over the parties and all claims raised herein pursuant to Michigan's general jurisdiction statutes.

                                BACKGROUND FACTS

     11. On April 4, 2008, the majority of the Board of Tecumseh (including Peter M. Banks ("Banks") and David M. Risley ("Risley")) amended Tecumseh's bylaws to improperly frustrate the right of shareholders to seek a special meeting of the shareholders. Specifically, the Board changed the bylaws to state that a special meeting may be called only by "shareholders


                               Page 13 of 19 pages

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entitled to vote not less than an aggregate of seventy-five percent (75%) of the outstanding shares of the Corporation having the right to vote at such special meeting." See Exhibit 1. The previous provision allowed holders of 50% of the outstanding voting shares to request a special meeting of the shareholders.

     12. There was no justification for this amendment to the bylaws. Imposing a 75% threshold on the ability of shareholders to call a special meeting is an unreasonable interference with shareholder voting rights and is inconsistent with Michigan law and policy, including because, under the Michigan Business Corporation Act, holders of only a majority of the voting shares are required to remove a director. See, e.g., MCL 450.1511(1).

     13. The obvious and intended impact of the Board's amendment of the bylaws was to frustrate and disenfranchise the ability of voting shareholders -- the owners of Tecumseh -- to request a special meeting of the voting shareholders. At such a meeting, the voting shareholders can elect the Board of their choosing and ensure that the Board has the shareholders' -- and not the directors'-- best interests at heart.

     14. The majority of the directors of Tecumseh, because of their positions of control and authority as directors of Tecumseh, were able to and did cause the wrongful acts complained of herein. They have improperly interfered, and by taking these additional entrenching actions continue to interfere, with Plaintiff's and the other shareholders' right to request a special meeting.

                                     COUNT I

     15. Plaintiff incorporates Paragraphs 1 through 14, above.

     16. Tecumseh, through the majority of its existing directors, has taken actions to thwart and interfere with the voting rights of Plaintiff and the other Tecumseh shareholders. Such actions must be declared void and of no force or effect to avoid irreparable harm to Plaintiff and the other Tecumseh shareholders.


                               Page 14 of 19 pages

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     17. The Board's passage of the amendment to the bylaws, which improperly increased from 50% to 75% the percentage of voting shares necessary to call a special meeting of shareholders was improper, invalid, and is inconsistent with Michigan law and policy.

     18. There is an actual controversy within this Court's jurisdiction between Plaintiff and Tecumseh, pursuant to MCR 2.605.

     19. This Court should immediately declare that the amendment to the bylaws is invalid and of no force and effect, and should issue a preliminary and permanent injunction to that effect.

     20. Unless this Court invalidates the bylaw immediately, Plaintiff will suffer irreparable injury through the loss and impairment of its shareholder voting interests in the unique, viable businesses of Tecumseh in which it is invested.

     21. Plaintiff has no adequate remedy at law to redress these injuries.

     22. There is a substantial likelihood that Plaintiff will prevail on the merits of its claims set forth herein entitling it to the declaratory and injunctive relief sought herein.

     23. Plaintiff is at risk to be harmed to a greater degree by the absence of the declaratory and injunctive relief sought herein than the harm that would be suffered by Tecumseh by the granting of such relief.

     24. The public interest concerning Tecumseh, a publicly-traded Michigan corporation, will not be harmed, and will in fact be protected, if the declaratory and injunctive relief requested by Plaintiff is granted.

     25. Without such declarations and injunctions, Plaintiff will be significantly and irreparably damaged. Pursuant to MCR 2.605(D), Plaintiff requests that this declaratory action be advanced by the Court on its docket on an expedited basis.


                               Page 15 of 19 pages

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     WHEREFORE, Plaintiff respectfully requests that this Court issue a declaration of rights and a preliminary and permanent injunction against Tecumseh granting Plaintiff at least the following relief:

     a. Declaring invalid the amendment to Tecumseh's bylaws which increased from 50% to 75% the percentage of voting shares necessary to call a special meeting of shareholders;

     b. Declaring and enjoining Tecumseh and its Board from engaging in any activities beyond the ordinary course of operating the day-to-day operations of Tecumseh;

     c. Declaring and enjoining Tecumseh and its Board from engaging in any activity that would thwart or interfere with the voting rights of Plaintiff or the other shareholders of Tecumseh;

     d. Ordering Tecumseh to pay Plaintiff's attorneys fees and related expenses; and

     e. Granting Plaintiff costs and all other relief which the Court deems just and appropriate.

                                    COUNT II

     26. Plaintiff incorporates Paragraphs 1 through 25, above.

     27. Pursuant to MCL 450.1403: "A special meeting of shareholders may be called by the.... shareholders as provided in the bylaws. Notwithstanding any such provision, upon application of the holders of not less than 10% of all of the shares entitled to vote at a meeting, the circuit court.... for good cause shown, may order a special meeting of shareholders to be called...." See Exhibit
2

     28. Plaintiff beneficially owns 25% of the voting shares of Tecumseh.

     29. Tecumseh, through the majority of its existing directors, has taken actions to thwart and interfere with the voting rights of Plaintiff and the other Tecumseh voting shareholders. Such actions must be declared void and of no force or effect to avoid irreparable harm to Plaintiff and the other Tecumseh shareholders.

     30. Plaintiff has demonstrated ample good cause, pursuant to MCL 450.1403, to justify the need for a special meeting of the shareholders, in light of the amendment to the


                               Page 16 of 19 pages

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bylaws passed by the majority of the Board, as well as the prior actions of the directors to preserve their control by interfering with the right of the shareholders to nominate directors.

     31. Based on the Board's consistent pattern of interfering with shareholder voting rights, this Court should avoid further litigation and delays by using its power to order a special meeting and allow shareholders to protect their rights through their votes.

     WHEREFORE, Plaintiff respectfully requests that this Court issue a declaration of rights and a preliminary and permanent injunction against Tecumseh granting Plaintiff at least the following relief:

     a. Declaring that Plaintiff has, pursuant to MCL 450.1403, demonstrated that it owns more than 10% of the outstanding voting shares of Tecumseh and has demonstrated good cause to require that a special meeting of the shareholders take place;

     b. Declaring and ordering that Tecumseh must notice and hold a special meeting of the shareholders within 60-90 days, at which meeting the shareholders will vote on whether to remove and replace two of the current directors of Tecumseh, Peter M. Banks and David M. Risley;

     c. Declaring and enjoining Tecumseh and its Board from engaging in any activities beyond the ordinary course of operating the day-to-day operations of Tecumseh;

     d. Declaring and enjoining Tecumseh and its Board from engaging in any activity that would thwart or interfere with the voting rights of Plaintiff or the other shareholders of Tecumseh;

     e. Ordering Tecumseh to pay Plaintiff's attorney fees and related expenses; and

     f. Granting Plaintiff costs and all other relief which the Court deems just and appropriate.


                               Page 17 of 19 pages

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                                  VERIFICATION

     I declare that the factual statements contained in the foregoing Verified Complaint for Declaratory, Injunctive and Other Relief are true to the best of my information, knowledge and belief.


                                        /s/ TODD W. HERRICK
                                        ----------------------------------------
                                        Todd W. Herrick

     On this 11th day of June, 2008, before me personally appeared Todd W. Herrick, who, being first duly sworn, deposes and says that he is the above named person, that he has read the foregoing Verified Complaint for Declaratory, Injunctive and Other Relief by him subscribed and that the matters therein stated are true to the best of his knowledge, information and belief.


                                        /s/ KASEY SADDISON
                                        ----------------------------------------
                                        Notary Public, County,
                                        My Commission expires:


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                                        Respectfully submitted,

                                        HONIGMAN MILLER SCHWARTZ AND COHN LLP
                                        Counsel for Plaintiff


                                        By: /s/ ROBERT M. JACKSON
                                           -------------------------------------
                                           Robert M. Jackson (P40723)
                                           Jill L. Marr (P67725)
                                           2290 First National Building
                                           660 Woodward Avenue
                                           Detroit, Michigan 48226
                                           (313) 465-7430

                                           and

                                        LUCAS LAW, PC
                                        Counsel for Plaintiff


                                        By: /s/ FREDERICK LUCAS
                                           -------------------------------------
                                           Frederick Lucas (P29074)
                                           7577 US Highway 12
                                           Onsted, Michigan 49265
Dated: June 13, 2008                       (517) 467-4000


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